Exhibit 99.1

FOR IMMEDIATE RELEASE

Bank of the James Financial Group, Inc. Announces Retirement of Co-Founder and Director J. Todd Scruggs

LYNCHBURG, Va., January 9, 2026 — Bank of the James Financial Group, Inc. (the “Company”) (NASDAQ: BOTJ), the parent company of Bank of the James (the “Bank”), today announced the retirement of J. Todd Scruggs from the Boards of Directors of the Company and the Bank and from his executive roles, effective January 5, 2026.

Mr. Scruggs, along with Robert R. Chapman III, was one of the two founders of Bank of the James in 1998, and was instrumental in recruiting the initial Board of Directors and raising the Bank's starting capital. As Chief Financial Officer from the Bank's inception through 2025, he managed the Company's financial strategy through more than 25 years of growth, including its transition to a public company and its subsequent regional expansion. Most recently, he served as Executive Vice President and Chief Investment Officer of the Bank and as Secretary and Treasurer of the Company.

“Todd and I began this journey together in 1998, and his contribution to our success cannot be overstated,” stated Robert R. Chapman III, CEO of the Bank. “He was key to our growth from a de novo bank with $10 million in initial capital to a regional institution with over $1 billion in assets and more than 20 Virginia locations across Region 2000, Roanoke, Charlottesville, Harrisonburg and Lexington. We have relied on his financial discipline, wisdom, and leadership for over 25 years. We thank him for ensuring a seamless transition of his CFO responsibilities and are pleased that the bank will continue to have access to his institutional knowledge. We celebrate his impact on our communities and we all wish him the very best.”

The Company and the Bank express their deep gratitude to Mr. Scruggs for his decades of service, his guidance as a director, and his commitment to the organization’s mission.

About the Company

Bank of the James, a wholly-owned subsidiary of Bank of the James Financial Group, Inc. opened for business in July 1999 and is headquartered in Lynchburg, Virginia. The Bank currently services customers in Virginia from offices located in Altavista, Amherst, Appomattox, Bedford, Blacksburg, Buchanan, Charlottesville, Forest, Harrisonburg, Lexington, Lynchburg, Madison Heights, Nellysford, Roanoke, Rustburg, and Wytheville. The Bank offers full investment and insurance services through its BOTJ Investment Services division and BOTJ Insurance, Inc. subsidiary. The Bank provides mortgage loan origination through Bank of the James Mortgage, a division of Bank of the James. The Company provides investment advisory services through its wholly-owned subsidiary, Pettyjohn, Wood & White, Inc., an SEC-registered investment advisor. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC. Additional information on the Company is available at: www.bankofthejames.bank.

CONTACT: Robert R. Chapman, III, Chief Executive Officer (434)846-2000.